UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 2, 2019

SilverBow Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-8754	20-3940661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

575 North Dairy Ashford, Suite 1200 Houston, Texas 77079
(Address of Principal Executive Offices)

(281) 874-2700
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 2, 2019, SilverBow Resources, Inc. (the “Company”), entered into an Amendment to Employment Agreement with each of Sean C. Woolverton (the “Woolverton Amendment”), G. Gleeson Van Riet (the “Van Riet Amendment”), Steven W. Adam (the “Adam Amendment”), and Christopher M. Abundis (the “Abundis Amendment,” and collectively with the Woolverton Amendment, the Van Riet Amendment and the Adam Amendment, the “Amendments”), effective as of April 2, 2019 (the “Effective Date”). The Amendments revise certain terms of the employment agreements entered into between the Company and each executive, which employment agreements were effective as of March 1, 2017, March 20, 2017, November 6, 2017, and March 20, 2017, respectively (each, an “Employment Agreement”).

Inducement Awards

Each of the Woolverton Amendment, the Van Riet Amendment and the Adam Amendment provide that on or following the date of a Change in Control (as defined the respective Employment Agreement), the outstanding unvested portion of the options and restricted stock units (“RSUs”) granted as part of an inducement award will become vested upon the earlier to occur of (i) the termination of the executive’s employment by the Company without Cause (as defined in the respective Employment Agreement) or by the executive for Good Reason), or (ii) the date that is six (6) months following the date of the Change in Control (the “Transition Period End Date”), so long as the executive has remained continuously employed by the Company, or an acquiror or successor to the Company, from the date of the Change in Control through the Transition Period End Date.

Annual Equity Awards

The Amendments also provide that, for each complete year in which the executive is employed by the Company, the executives will be eligible to receive annual equity awards, the amount and terms of which will be determined by the board of directors of the Company (the “Board”), or a committee thereof, based on a variety of factors including: the market level of annual equity awards made to executives of similar companies who have similar job titles and responsibilities, the performance of the Company, and the performance of the executive, among other factors. For 2019, the Amendments provide that the target value of the equity awards granted to the executives will be: 400% for Mr. Woolverton, 250% for Mr. Adam and 200% for Messrs. Van Riet and Abundis.

The Amendments provide that on or following the date of a Change in Control, the outstanding unvested portion of any RSUs and performance restricted stock units (“Performance RSUs”) granted following the Effective Date will become vested in full (for Performance RSUs, based on actual performance as of the date of the Change in Control) upon the earlier to occur of (i) the termination of the executive’s employment by the Company without Cause or by the executive for Good Reason, or (ii) the Transition Period End Date, so long as the executive has remained continuously employed by the Company, or an acquiror or successor to the Company, from the date of the Change in Control through the Transition Period End Date.

Termination for Good Reason

The Amendments revise the definition of “Good Reason” to mean: (i) a material diminution in the executive’s base salary or target annual bonus; (ii) the relocation of the geographic location of the executive’s principal place of employment to a location more than twenty five (25) miles outside the greater Houston, Texas metropolitan area; (iii) a material diminution in the executive’s position, authority, responsibilities or duties; (iv) any material breach by the Company of any provision of the Employment Agreement; or (v) non-renewal by the Company of the then-existing term of the Employment Agreement. Additionally, the Amendments provide that on or following a Change in Control, the executive can terminate employment with the Company for Good Reason pursuant to item (iii), above, only on or following the date that is at least ninety (90) days after the Change in Control.

Exercise Period of Options

Pursuant to the Amendments, on or following a Change in Control, outstanding stock options will remain exercisable for a period of two (2) years following the executive’s termination of employment for Good Reason, without Cause or by reason of death or disability.

The foregoing description of the Amendments does not purport to be complete and is qualified in its entirety by reference to the Amendments. Copies of the Woolverton Amendment, the Van Riet Amendment, the Adam Amendment and the Abundis Amendment are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference.

Item 9.01.          Financial Statements and Exhibits

(d)	Exhibits
10.1*	Amendment to Employment Agreement, effective as of April 2, 2019, by and between SilverBow Resources, Inc. and Sean C. Woolverton
10.2*	Amendment to Employment Agreement, effective as of April 2, 2019, by and between SilverBow Resources, Inc. and G. Gleeson Van Riet
10.3*	Amendment to Employment Agreement, effective as of April 2, 2019, by and between SilverBow Resources, Inc. and Steven W. Adam
10.4*	Amendment to Employment Agreement, effective as of April 2, 2019, by and between SilverBow Resources, Inc. and Christopher M. Abundis

*  Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SILVERBOW RESOURCES, INC.

Dated:	April 9, 2019	By:	/s/ Christopher M. Abundis
Christopher M. Abundis
Senior Vice President, General Counsel and Secretary